Exhibit 10.19

Ortho Clinical Diagnostics

June 30, 2020

Joseph M. Busky

18718 Meadowgrass Drive

Lindenhurst, IL 60046

Dear Joseph:

The purpose of this letter is to confirm Ortho’s intent to provide you with an Enhanced Minimum Severance, based on your role as Chief Financial Officer.

This is to confirm that we approve a minimum severance for you, should the need present itself, of six (6) months of your base salary in the event the Company terminates your employment without cause. The Company will also subsidize the cost of your COBRA coverage for the same period of time (based on the current policy). Your portion of the cost of that coverage will be the same amount paid by other similarly situated active employees and will be deducted from your severance pay on a pre-tax basis. This period of subsidized coverage is considered part of your COBRA Continuation Coverage.

This minimum of 6 months will apply regardless of the duration of severance provided under Ortho’s actual severance policy in place at the time of separation. All other terms and conditions of the in-force Severance Pay Policy will apply, including the requirement to enter into a Separation Agreement and Release, in a form satisfactory to the Employer Company, by executing such Agreement and Release and having the Agreement and Release become effective. If you have any further questions, please contact me at 908-704-6883.

Sincerely,

/s/ Gary Passman
Gary Passman
Head of People & Culture

Ortho Clinical Diagnostics | 1001 US Route 202 Raritan, NJ 08869-0606